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                             SHEARMAN & STERLING LLP

                       Commerce Court West, 199 Bay Street
                            P.O. Box 247, Suite 4405
                                Toronto, Ontario
                                 Canada M5L 1E8
                                 (416) 360-8484
                              (416) 360-2958 (fax)



                                February 17, 2004

Millar Western Forest Products Ltd.
16640 - 111 Avenue
Edmonton, Alberta  T5M 2S5


                       Millar Western Forest Products Ltd.

Ladies and Gentlemen:

            We are acting as counsel to Millar Western Forest Products Ltd., an Alberta corporation (the "Company"), in connection with the preparation of the registration statement on Form F-4 (the "Registration Statement") being filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the exchange offer, as set forth in the prospectus contained in the Registration Statement (the "Prospectus"), by the Company of up to US$190,000,000 aggregate principal amount of its 7.75% Senior Notes due 2013, which are to be registered under the Securities Act (the "Registered Notes") in exchange for its outstanding 7.75% Senior Notes due 2013 issued on November 25, 2003. Any defined term used and not defined herein has the meaning given to it in the Registration Statement.

            We have examined the Registration Statement and the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

            Our opinions expressed below are limited to the laws of the State of New York and the federal laws of the United States, and we do not express any opinion herein concerning any other law.


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            Based upon the foregoing, we are of the opinion that, when the
Registered Notes have been (i) duly authorized, executed and delivered by the Company, and (ii) duly authenticated by The Bank of New York (the "Trustee"), in its capacity as trustee under the indenture dated as of November 25, 2003 (the "Indenture") between the Company and the Trustee, the Registered Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and other similar laws relating to or affecting enforcement of creditors' rights generally and by possible judicial action giving effect to foreign governmental actions or foreign laws affecting creditors' rights and except as enforcement thereof is subject to general principles of equity (regardless of whether such enforcement may be sought in a proceeding in equity or law).

            The opinion set forth in the above paragraph is qualified to the extent that we have assumed the due authorization, execution and delivery of the Indenture by the Company and the Trustee.

            We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

                                                Very truly yours,
                                                /s/ Shearman & Sterling LLP